                                                                     EXHIBIT 4.3


                               AMENDED ZIFF-DAVIS
                        1998 INCENTIVE COMPENSATION PLAN


1.       Purpose.

         The purpose of the Ziff-Davis 1998 Incentive Compensation Plan (the "Plan") is to promote the growth and performance of Ziff-Davis Inc., a Delaware corporation (the "Company") and its affiliates, by encouraging employees and consultants of the Company and its affiliates to acquire an ownership position in the Company through the holding of common stock of the Company, par value $0.01 per share (regardless of series, the "Common Stock"), enhancing the ability of the Company and its affiliates to attract and retain employees and consultants of outstanding ability, and providing such employees and consultants with an interest in the Company parallel to that of the Company's shareholders.

2.       Plan Administration.

         The Plan shall be administered by the Board of Directors of the Company (the "Board"), or by a Compensation Committee (the "Committee") appointed by the Board which shall, following the initial public offering of the Company's Common Stock, solely to the extent required to comply with Rule 16b-3 as promulgated under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), be composed of "non-employee directors" within the meaning of Rule 16b-3 as promulgated under the Exchange Act and "outside directors" within the meaning of
Section 162(m) of the Code. To the extent the Plan is administered by the Board, the term "Committee" shall refer to the Board. A majority of the Committee shall constitute a quorum, and the acts of the majority of such quorum shall be the acts of the Committee. Subject to the provisions of the Plan, the Committee (a) shall select the participants in the Plan ("Participants"), determine the type of awards ("Awards") to be made to Participants, determine the number of shares or share units subject to Awards, and (b) shall have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may accelerate the exercisability of any Award granted hereunder, and may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final, conclusive and binding on all persons, including the Company and its subsidiaries, its shareholders, Participants and their estates and beneficiaries. Members of the Committee and any officer or employee of the Company or any subsidiary acting at the direction of, or on behalf of, the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified by the Company with respect to any such action or determination. It is the intention of the Company that the Plan and the administration thereof comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations thereunder, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

3.       Eligibility.

         All employees and consultants of the Company and its affiliates who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company and its affiliates, as determined by the Committee, are eligible to be Participants in the Plan and to receive Awards under Section 5.

4.       Shares Subject to the Plan.

         Subject to adjustment as provided in Section 9, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan through the Company's fiscal year ending in 2000 shall not exceed forty
(40) million shares and pursuant to Awards granted in each fiscal year thereafter shall not exceed four percent (4%) of the issued and outstanding shares of Common Stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for Awards in previous fiscal years but not covered by Awards granted in such years. Shares of Common Stock which may be delivered pursuant to Awards may be authorized and unissued shares or treasury shares, as the Company may from time to time determine. In addition, up to 327,500 shares supplied from outstanding shares of Common Stock held by the majority shareholder of the Company will be available for issuance in respect of Awards of stock options granted to certain Participants in connection with the cancellation of such Participants' corresponding options to purchase stock of SOFTBANK Corp. Notwithstanding the foregoing, but subject to adjustment as provided in Section 9, no more than 40 million shares of Common Stock shall be delivered pursuant to the exercise of incentive stock options within the meaning of Code Section 422. Shares subject to or underlying an Award that expires unexercised, or is forfeited, terminated or canceled, or is paid in cash in lieu of Common Stock and shares that are tendered to pay for the exercise of a stock option shall thereafter again be available for grant under the Plan.

5.       Types of Awards.

         Awards under the Plan may consist of one or more of the following: stock awards, stock options (either incentive stock options within the meaning of Code Section 422 or nonstatutory stock options), stock appreciation rights, performance shares (which may be granted as performance share units), and restricted stock (which may be granted as restricted stock units). Awards of performance shares and restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). For purposes of the Plan, with respect to any award granted under the Plan, references to the term "Common Stock" shall be deemed to refer to the applicable series of Common Stock with respect to which such award is granted.

         (a) Stock Awards. Awards of Common Stock (other than pursuant to Sections 5(d) and 5(e)) may be granted in the form of actual shares of Common Stock. At the discretion of the Committee, a stock certificate may be issued in respect of Stock Awards or a book entry of the Stock Award may be made. If a certificate is issued, such certificate shall be registered in the name of and be delivered to the Participant. Full ownership of such shares, whether issued in the form of a certificate or in book entry, including the right to vote and receive dividends, shall immediately vest in such Participant.

         (b) Stock Options. The Committee shall establish the option price at the time each stock option is granted, which price shall generally not be less than 100% of the Fair Market Value (as defined below) of the Common Stock on the date of grant, unless otherwise specifically determined by the Committee. Stock options shall vest and become exercisable at a rate determined by the Committee, and shall remain exercisable for such period as specified by the Committee.


         The option price of each share as to which a stock option is exercised shall be paid in full at the time of such exercise in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise (subject to such guidelines for the tender of Common Stock as the Committee may establish), by a "sale to cover" broker transaction or other cashless exercise method permitted under

Regulation T of the Federal Reserve Board, or by a combination of cash, shares of Common Stock and other consideration as the Committee deems appropriate. In no event may any Participant receive grants of stock options with respect to more than 1,000,000 shares of Common Stock in any calendar year, provided that solely for the 1998 calendar year, no individual employee may receive grants of options with respect to more than 2,600,000 shares of Common Stock. For purposes of the Plan, "Fair Market Value" means, per share of Common Stock, the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") on the applicable date, or, if there are no sales of Common Stock on the NYSE on such date, then the closing price of the Common Stock on the last previous day on which a sale on the NYSE is reported, provided that prior to the initial public offering of the Common Stock, Fair Market Value means such value as determined in good faith by the Committee.

         (c) Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. SARs granted in tandem or in addition to a stock option may be granted either at the same time as the stock option or at a later time. SARs shall vest and become exercisable at a rate determined by the Committee, and shall remain exercisable for such period as specified by the Committee. A SAR shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the exercise of the SAR over the Fair Market Value of a share of Common Stock on the date of grant. The Committee shall determine in its sole discretion whether the SAR shall be settled in cash, Common Stock or a combination of cash and Common Stock. In no event may any Participant receive grants of stock appreciation rights with respect to more than 500,000 shares of Common Stock in any calendar year.

         (d) Performance Shares. Performance shares may be granted in the form of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. In the event that a stock certificate is issued in respect of performance shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the time the performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee but in no event may a performance period be less than 12 months. The Committee shall determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

         Awards of performance shares to a Covered Employee (as defined below) shall (unless the Committee determines otherwise) be subject to performance conditions based on the achievement by the Company relating to one or more of the following: consolidated operating profit, consolidated net income, funds from operations, return on or growth in shareholders' equity, return on net assets, attainment of specified levels of earnings per share or improvements in the Company's revenue, share price performance, enterprise value, enterprise value per share, equity value, EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow or any combination of the foregoing. The Committee shall establish the relevant performance conditions within 90 days after the commencement of the performance period (or such later date as may be required or permitted by Section 162(m) of the Code). The Committee may, in its discretion, reduce or eliminate the amount of payment with respect to an Award of performance shares to a Covered Employee, notwithstanding the achievement of a specified performance condition. The maximum number of performance shares subject to any Award to a Covered Employee shall be 500,000 for the first 12 months during the performance period and each 12-month period thereafter (or, to the extent the Award is paid in cash, the maximum dollar amount of any such Award shall be the equivalent cash value of such number of shares of Common Stock at the closing price on the last day of the performance period on which shares of Common Stock are traded on the NYSE). An Award of performance shares to a Participant who is a Covered Employee shall (unless the Committee determines otherwise) provide that in the event of the employee's termination of employment prior to the end of the performance period for any reason, such Award shall be payable only (x) if the applicable performance conditions are achieved and (y) to the extent, if any, as the Committee shall determine.

         For purposes of the Plan, "Covered Employee" means, at the time of an Award (or such other time as required or permitted by Section 162(m) of the Code) (1) the Company's Chief Executive Officer (or an individual acting in such capacity), (2) any employee of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under Section 162(m) of the Code, is likely to be among the four other highest compensated officers of the Company for the year in which an Award is made or payable, and (3) any other employee of the Company or its subsidiaries designated by the Committee in its discretion.

         (e) Restricted Stock. Restricted stock may be granted in the form of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. The employment conditions and the length of the period for vesting of restricted stock shall be established by the Committee at time of grant, except that each restriction period shall not be less than 12 months. In the event that a stock certificate is issued in respect of restricted stock, such certificate shall be registered in the name of the Participant but shall be held by the Company until the end of the restricted period. During the restricted period, shares of restricted stock may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose as the Committee shall determine. The Committee shall determine in its sole discretion whether restricted stock granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

6.       Award Agreements.

         Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award (including the effect upon such Award of a Participant's termination of employment), in addition to the terms and conditions specified in the Plan. In the sole discretion of the Committee, a Participant may be permitted to defer, on such terms and conditions as the Committee shall specify, the receipt of cash or Common Stock otherwise deliverable under any Award.

7.       Withholding.

         The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

8.       Nontransferability; Forfeiture.

         No Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Committee may, subject to the terms and conditions it may specify, permit a Participant to transfer any stock options (other than incentive stock options) granted to him pursuant to the Plan to one or more of his immediate family members or to trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members. During the lifetime of the Participant, stock options shall be exercisable only by the Participant or by the immediate family member or trust to whom such stock options have been transferred in accordance with this Section 8. For purposes of this Plan, (a) "immediate family" shall mean the Participant's spouse and issue (including adopted and stepchildren) and (b) "immediate family members and trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members" shall be further limited, if necessary, so that neither the transfer of a stock option to such immediate family member or trust, nor the ability of a Participant to make such a transfer shall have adverse consequences to the Company or the Participant by reason of Section 162(m) of the Code. In addition, notwithstanding anything in the Plan to the contrary, the Committee may provide in any Award agreement that such Award may be forfeited for Cause. Furthermore, no share of Common Stock acquired pursuant to an exercise of a stock option hereunder shall be transferable or assignable except as provided under Section 14; provided, however, that upon the consummation of an initial public offering of the Common Stock, such restriction on the transferability or assignability of the Common Stock acquired upon exercise of a stock option hereunder shall lapse and be without further effect.

9.       Adjustment of and Changes in Stock.

         In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards.

10.      Change of Control.

         (a) In the event of a Change of Control, (1) all SARs granted on or before June 30, 2000 which have not been granted in tandem with stock options shall become exercisable in full, (2) the restrictions applicable to all shares of restricted stock granted on or before June 30, 2000 shall lapse and such shares shall be deemed fully vested and all restricted stock granted in the form of share units shall be paid in cash, (3) all performance shares granted on or before June 30, 2000 shall be deemed to be earned at target level, (4) all performance shares granted in the form of share units on or before June 30, 2000 shall be paid in cash, and (5) all stock options granted on or before June 30, 2000 shall be fully vested and exercisable in full. For awards granted on or after July 1,2000, the Committee, in its sole discretion, may provide for acceleration of vesting and lapsing of restrictions upon the occurrence of a Change in Control. For purposes of the Plan, "Change in Control" means the occurrence of any one of the following events:

                  (A) individuals who, on June 1, 1998, are members of the Board (the "Incumbent Directors") cease for any reason following June 1, 1998, to constitute at least a majority of the Board; provided that any new director who is approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director;

                  (B) the shareholders of the Company approve a merger, consolidation, statutory share exchange or similar form of corporate transaction in which the Company is not the surviving corporation or entity; provided, however, that such approval shall not be a Change in Control if immediately following such transaction, SOFTBANK Corporation, directly or indirectly, would be the beneficial owner of more than 25% of the securities entitled to vote for the election of the board of directors of the surviving corporation or entity; or

                  (C) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets.

         (b) The Committee, in its sole discretion, may further provide that in the event of a Change of Control, each Participant shall receive in cancellation of such Participant's outstanding and unexercised stock options and SARs, a cash payment in an amount equal to the difference between the option price of such stock options or, in the case of SARs, the Fair Market Value of a share of Common Stock on the date of grant and (1) in the event the Change of Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such stock options, or (2) in the event the Change of Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such stock options, as determined by the Committee at such time; provided, that such cash payment election shall not be available in the event such cancellation and payment would prevent the Company from using the pooling-of-interests method of accounting with respect to the transaction giving rise to the Change of Control.

         (c) In the event that the Committee shall determine, in its sole discretion, that any payment, acceleration of vesting or lapse of restrictions with respect to an Award would subject a Participant to an excise tax under
Section 4999 of the Code, such payment shall be reduced (but not below zero) or such acceleration of vesting or lapse of restrictions shall not occur (a "Cutback") to the extent necessary to avoid imposition of such excise tax, but only if by reason of such Cutback the resulting Net After-Tax Benefit (as defined below) exceeds the Net After-Tax Benefit (determined without giving effect to this sentence); provided, however, that no Cutback shall occur in respect of any Participant if (1) any contract or agreement between such Participant and the Company or any of its affiliates provides otherwise, or (2) such Cutback would prevent the use of the pooling-of-interests method of accounting in respect of the transaction giving rise to the Change of Control. For purposes of the Plan, "Net After-Tax Benefit" means the sum of (x) the total amount payable to the Participant hereunder, plus (y) all other benefits and payments which are payable to or for the benefit of such Participant that constitute "parachute payments" within the meaning of Code Section 280G, less
(z) the amount of federal, state and local income taxes and other taxes (including any excise tax imposed under Code Section 4999) payable with respect to the foregoing amounts, calculated assuming the Participant was subject to the maximum income tax rates for each year in which such foregoing amounts are paid. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

11.      No Right to Employment.

         No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award agreement entered into hereunder.

12.      Governmental Compliance.

         Each Award under the Plan shall be subject to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of any shares issuable or deliverable thereunder upon any securities exchange or under any Federal or state law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition thereof, or in connection therewith, no such grant or award may be exercised or shares issued or delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

13.      Amendment and Termination.

         The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (a) no amendment shall be made without shareholder approval (including an amendment to increase the number of shares reserved for issuance under the Plan) if such approval is necessary in order for the Plan to comply with any applicable law, regulations or stock exchange rule, and (b) except as provided in Section 10, no amendment shall be made that would adversely affect the rights of a Participant under any Award previously granted, without such Participant's written consent.

14.      Sale to Company.

         (a) Except as provided in Section 14(c), and subject to the provisions of the Plan, an optionee that acquires shares of Common Stock pursuant to the exercise of a stock option hereunder shall be permitted to put to the Company such shares of Common Stock at Fair Market Value as of the date of sale, in accordance with regulations and procedures established by the Committee for such purpose; provided, however, that no such shares of Common Stock shall be permitted to be put to the Company unless such shares of Common Stock have been held by the optionee for at least six months as of the date of sale.

         (b) Except as provided in Section 14(c), in the event of an optionee's termination of employment for any reason whatsoever, the Company shall have the right to call shares of Common Stock acquired by such optionee pursuant to the exercise of a stock option hereunder at Fair Market Value as of the date of sale. The Company may exercise its right to call with respect to all or any portion of the shares of Common Stock subject to such call, and if the Company calls only a portion of such shares, the remaining shares shall continue to be subject to the Company's right to call.

         (c) Notwithstanding the provisions of Sections 14(a) and 14(b), in the event of an initial public offering of the Common Stock, the put rights of an optionee under Section 14(a), and the call rights of the Company under Section 14(b), shall terminate immediately and be without further force or effect.

15.      Effective Date; Approval of Shareholders.

         The Plan shall be effective as of February 13, 1998 (the "Effective Date"). Subject to earlier termination pursuant to Section 13, the Plan shall have a term of ten years from its Effective Date. The Plan is conditioned upon the approval of the shareholders of the Company prior to the initial public offering of shares of Common Stock of the Company, and failure to receive such approval shall render the Plan and all outstanding Awards issued thereunder void and of no effect.